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                                                                      EXHIBIT 22

                            VALLEY FORGE CORPORATION
                      LISTING OF SIGNIFICANT SUBSIDIARIES

                                            State or Other         Percentage
                                            Jurisdiction of         Owned by
                                             Incorporation         Registrant
                                             -------------         ----------
Atlantic Guest, Inc.                           Delaware                86%

Gits Manufacturing Company, Inc.               Delaware               100%

Heart Interface Corporation                   Washington              100%

Marine Industries Company, Inc.               California              100%

Multiplex Technology, Inc.                    California               66%

Turner Electric Corporation                    Illinois               100%





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